EXHIBIT 99.1

OTTER TAIL AG ENTERPRISES, LLC OTAE PROGRESS Except for historical information contained herein, the statements in this newsletter are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission (SEC). The information contained in this newsletter is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this newsletter. Vol. 12, Winter 2009 A Word from our CEO As we close the year, I suspect that we will all remember 2008 for varied reasons. The last three months have been difficult times for all of us in business and personally seeing our investments and pension plans devastated. OTAE started the year with the excitement of getting closer to completion and start-up of the plant and closes the year making ethanol in extremely difficult times, since there has been a rollercoaster of events upsetting the market, some good and others not. The high point for the company was indeed the successful start-up of the plant and completion of the May performance test. We had strong support for the Grand Opening day for which we thank you, our members, for making it such a success. Then the financial markets went crazy and affected us all. As we all are aware, commodity prices went on the rise with corn and ethanol reaching new highs. Who would ever imagine that from harvest ‘07 through June to harvest ‘08 corn would go from $3.75 to $7.25 back to $4.00 then to fall even further to the low $3.30’s in December. Similarly, ethanol went from a high this summer of $2.50 to lows of $1.30. Like many in our industry, we have suffered from the commitment to commodity contracts that we are obliged to honor. This has lead to the company reporting a loss for the year as we work through these contracts. The full details of the actual losses are reported in our 10k filing, which is accessible on the SEC website or go to www.ottertailethanol.com and follow the link. In today’s market place, combined with the company’s present financial position, it is very difficult to establish a totally risk-free program for the purchase and sale of commodities. However, we believe that a philosophy of basing our inputs and outputs on relative market time-periods to be the most prudent strategy today. As we persevere through these challenging times, it is important that we focus on production quantity and efficiency, rest assured we are leaving no stone unturned as we pursue both greater output and reducing expenses. The plant has accomplished 36 days without a stoppage, its longest period of continuous operation since we commenced production with the shut down being for routine maintenance; this is very much down to the team members that every day strive to keep the plant running. As our first winter in production, we are suffering from some of the effects of the extreme cold, this has given us our fair share of issues to deal with. The company continues to operate through these demanding times; however, the outlook for 2009 is unpredictable as we continue to trade in very erratic times. The objective for the New Year is to seek a means for securing our future with additional financial sources as well as alternate energy supplies. In an effort to streamline our production efficiencies, we are changing our delivery/collection times to 7:30 am to 4:00 pm. Remember, all grain purchases go via CHS-French at 800-835-8104. The first Annual General Meeting (AGM) is scheduled to take place at the Bigwood Event Center, February 12. We look forward to seeing you there and trust you have had a pleasant holiday period with your family and friends. Anthony J. Hicks, Chief Executive Officer Chairman’s Report OTAE Board of Governors have been very busy since our last newsletter. In October, CEO Kelly Longtin and Plant Manager Gunner Greene, both resigned to pursue other career opportunities. CFO Anthony Hicks stepped in as interim CEO and was named CEO Nov 1. Keith Weitzel, who was Operations Manager, is now Production Manager. Congratulations to both! Kudos to Anthony and all the staff for stepping up and meeting the needs, including the cold weather challenges. The Audit Committee has been busy reviewing the Q4, 10K forms needed to comply with SEC rules. The Risk Management Committee meets twice a month monitoring commodity positions. The Technology Committee continues to search for low cost of production opportunities. On Dec. 18, OTAE hosted area legislators discussing issues for the upcoming legislative session. We are looking forward to the first annual meeting, Feb. 12th, at the Bigwood Event Center in Fergus Falls. Registration will start at 12:30 pm, business meeting at 1:30 pm, followed by reports and discussion. On the national scene, the RFS of 9 billion gallons for 2008 moves to 10.5 billion gallons for 2009. According to BBI, it is estimated that currently there are 1.5 B. gallons of idle ethanol production capacity. The RFS also mandates that beginning in 2009 biofuels must have GHG reduction of 20% for any new construction. The ethanol industry is anxiously awaiting the EPA’s release of the RFS Tier II regulations. This will be followed by a comment period. There is much discussion/strategy for higher blends of ethanol. The goal could be accomplished through the regulatory process or the political process. When the time is right, we will have a call to action for grass roots support! To counter some of our critics that ethanol uses 1/3 of the nation’s corn, we need to remind them that the USDA estimates it is closer to 23% because 1/3 of corn processed re-enters the feed market as high protein DDGS feed, 300 million metric tons, according to the RFA. Minnesota continues to lead in E-85 consumption with nearly 2 million gallons sold per month in 367 stations, according to the ALA. These sales have eliminated 79,000 tons of lifecycle CO2 emissions and other harmful pollutants. Happy New Year! Jerry Larson